Exhibit 99.1

Point Therapeutics Achieves Desired Tumor Response Criteria in Phase 2 Talabostat Non-Small Cell Lung Cancer Trial

     BOSTON--(BUSINESS WIRE)--April 28, 2005--Point Therapeutics, Inc. (NASDAQ:
POTP) announced today that it achieved the desired tumor response criteria with its lead compound, talabostat, in its Phase 2 non-small cell lung cancer (NSCLC) clinical trial. This trial evaluates talabostat in combination with docetaxel in patients with stage IIIb/IV NSCLC who have failed a platinum-based therapy.
     "I am very excited about the positive results we have seen in this study. These results allow us to move forward in planning our Phase 3 pivotal program for NSCLC, which we intend to initiate later this year," said Dr. Maggie Uprichard, Senior Vice President and Chief Development Officer at Point. "We are looking forward to presenting the data in detail during our poster session at ASCO on Tuesday, May 17th in Orlando, FL."
     Previously Point announced that in addition to the poster on NSCLC, the Company will have 2 abstracts published on its two Phase 2 metastatic melanoma studies at the American Society for Clinical Oncology Annual Meeting, May 13-17 to be held in Orlando, FL.

     About Point Therapeutics, Inc.:

     Point is a Boston-based biopharmaceutical company developing a family of dipeptidyl peptidase (DPP) inhibitors for a variety of cancers, certain hematopoietic disorders, type 2 diabetes and as vaccine adjuvants. Our lead product candidate, talabostat (PT-100), is a small molecule drug in Phase 2 clinical trials. Talabostat is orally-active and, through a novel mechanism of action, has the potential to inhibit the growth of malignant tumors and to accelerate the reconstitution of the hematopoietic system.
     In 2004, we initiated four Phase 2 clinical trials of talabostat. The trials are studying talabostat in combination with Taxotere(R) for the treatment of advanced NSCLC, talabostat as a single agent to treat advanced metastatic melanoma, talabostat in combination with cisplatin also to treat advanced metastatic melanoma, and talabostat in combination with rituximab to treat advanced chronic lymphocytic leukemia (CLL). We are also studying talabostat in clinical trials to potentially prevent both neutropenia and anemia. In addition, our portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

     Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain external funding to finance the operations, (iii) obtain the necessary regulatory approvals, and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's 10-K, filed with the Securities and Exchange Commission on March 15, 2005, and from time to time in Point's other reports filed with the Securities and Exchange Commission.


     CONTACT: Point Therapeutics, Inc.
              Sarah Cavanaugh, 617-933-7508
              Director, Corporate Communications
              or
              The Trout Group
              Christine Labaree, 781-685-2934
              Investor Relations